Exhibit 10.40

April 28, 2003

Douglas Treco, Ph.D.

87 Brantwood Road

Arlington, MA  02476

Dear Doug:

In connection with the termination of your employment with Transkaryotic Therapies, Inc., (the “Company”) on June 30, 2003, you are eligible to receive the severance benefits described in the “Description of Severance Benefits” attached to this letter as Attachment A if you sign and return this letter agreement to Linda Pettingell by May 23, 2003.  By signing and returning this letter agreement, you will be entering into a binding agreement with the Company and will be agreeing to the terms and conditions set forth in the numbered paragraphs below, including the release of claims set forth in paragraph 3.  Therefore, you are advised to consult with your attorney before signing this letter agreement and you may take up to twenty-one (21) days to do so.  If you sign this letter agreement, you may change your mind and revoke your agreement during the seven (7) day period after you have signed it by notifying Linda Pettingell of your revocation in writing.  If you do not so revoke, this letter agreement will become a binding agreement between you and the Company upon the expiration of the seven (7) day revocation period.

If you choose not to sign and return this letter agreement by May 23, 2003 or if you timely revoke your agreement in writing, you shall not receive any severance benefits from the Company.  You will, however, receive payment upon your termination for all wages earned and any unused vacation time accrued through the Termination Date, as defined in paragraph 1.  Also, regardless of signing this letter, you may elect to continue receiving group medical insurance pursuant to the federal “COBRA” law, 29 U.S.C. § 1161 et seq.  All premium costs shall be paid by you on a monthly basis for as long as, and to the extent that, you remain eligible for COBRA continuation.  You should consult the COBRA materials to be provided by the Company for details regarding these benefits.  All other benefits, including life insurance and long term disability, will cease upon your Termination Date.  You will have up to thirty (30) days after the Termination Date to exercise any vested stock rights you may have (as provided for by the plans).  All unvested stock rights will be cancelled on the Termination Date. All vested options must be vested within 30 days of your termination date, with the exception of 55,000 options dated 1/22/98 (Numbers 00000428 and 00000429) and 1/27/99 (Numbers 00000598 and 00000599), which may be exercised up until July 31, 2006.  In return, you will immediately waive your rights to exercise 91,000 options (dated 2/4/00, Numbers 00000972 and 00000973; dated 12/13/00, Number 2000-667; dated 12/13/01, Numbers 2001-360 and 2001-

359) and return the option rights to the Company.

The following numbered paragraphs set forth the terms and conditions, which will apply if you timely sign and return this letter agreement and do not revoke it in writing within the seven (7) day period:

1.               Termination Date - Your effective date of termination from the Company is June 30, 2003 (the “Termination Date”).

2.               Description of Severance Benefits - The severance benefits paid to you if you timely sign and return this letter are described in the “Description of Severance Benefits” attached as Attachment A (the “severance benefits”).

3.              Release - In consideration of the payment of the severance benefits, which you acknowledge you would not otherwise be entitled to receive, you hereby fully, forever, irrevocably and unconditionally release, remise and discharge the Company, its officers, directors, stockholders, corporate affiliates, subsidiaries, parent companies, agents and employees (each in their individual and corporate capacities) (hereinafter, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature which you ever had or now have against the Released Parties arising out of your employment with and/or separation from the Company, including, but not limited to, all employment discrimination claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. §2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Americans With Disabilities Act of 1990, 42 U.S.C., §12101 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq, and the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., all as amended; all claims arising out of the Fair Credit Reporting Act, 15 U.S.C. §1681 et seq., the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. §1001 et seq., the Massachusetts Fair Employment Practices Act., M.G.L. c.151B, §1 et seq., the Massachusetts Civil Rights Act, M.G.L. c.12 §§11H and 11I, the Massachusetts Equal Rights Act, M.G.L. c.93, §102 and M.G.L. c.214, §1C, the Massachusetts Labor and Industries Act, M.G.L. c.149, §1 et seq., the Massachusetts Privacy Act, M.G.L. c. 214, §1B, and the Massachusetts Maternity Leave Act, M.G.L. c. 149, §105(d), all as amended; all common law claims including, but not limited to, actions in tort, defamation and breach of contract; all claims to any non-vested ownership interest in the Company, contractual or otherwise, including but not limited to claims to stock or stock options; and any claim or damage arising out of your employment with or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that nothing in this letter agreement prevents you from filing, cooperating with, or participating in any proceeding before the EEOC or a state

Fair Employment Practices Agency (except that you acknowledge that you may not be able to recover any monetary benefits in connection with any such claim, charge or proceeding).  This release shall not be construed to release or waive any claims you may have in the future for indemnification by the Company which are attached hereto as

Attachments B and C respectively.

4.               Non-Disclosure and Non-Competition - You acknowledge and reaffirm your obligation to keep confidential all non-public information concerning the Company which you acquired during the course of your employment with the Company, as stated more fully in the Confidentiality, Inventions and Non-competition Agreement and the Nondisclosure Agreement, both of which you executed at the inception of your employment and which remain in full force and effect.  You further acknowledge and reaffirm any other obligations under the Confidentiality, Inventions and Non-competition Agreement.  However, for the purposes of this letter agreement, the parties agree that Paragraph 3 of the Confidentiality, Inventions and Non-competition Agreement shall only apply to Amgen Inc, Biomarin Pharmaceutical Inc., Genzyme Corporation and/or any of their respective subsidiaries and parent companies. Should the Company choose to publish information that you directed and/or were materially involved in conceptualizing, executing or otherwise completing, you will be recognized as an author or in an acknowledgement, as appropriate for your contributions, and consistent with scientific publishing customs. In such cases you will not unreasonably withhold your assistance in preparing manuscripts for submission.  Should you, in the pursuit of new employment, wish to present unpublished work that you directed while at TKT, the Company shall not unreasonably withhold permission to do so.

4.              Return of Company Property - You confirm that you have returned to the Company all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones, pagers, etc.), Company identification, Company vehicles and any other Company-owned property in your possession or control and have left intact all electronic Company documents, including but not limited to those which you developed or help develop during your employment.  You further confirm that you have cancelled all accounts for your benefit, if any, in the Company’s name, including but not limited to, credit cards, telephone charge cards, cellular phone and/or pager accounts and computer accounts. Exceptions to the above include: 1 Power Mac G4 computer and software, 1 Sony Multiscan 200GS monitor, 1 Macintosh iBook laptop computer and software.

6.               Non-Disparagement - You understand and agree that as a condition for payment to you of the consideration herein described, you shall not make any false, disparaging or derogatory statements to any prospective employer, media outlet, industry group, financial institution or current or former employee, consultant, client or customer of the Company regarding the Company or any of its directors, officers, employees, agents or representatives or about the Company’s financial condition and business affairs, including but not limited to any statements concerning the Company’s clinical trials and/or pharmaceutical products. The Company agrees that it shall not make any false, disparaging or derogatory statements to any prospective employer, media outlet, industry group, financial institution or current or former employee, consultant, client or customer of the Company regarding you or your work while employed at TKT.

7.               Amendment - This letter agreement shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the parties hereto.  This letter agreement is binding upon and shall inure to the benefit of the parties    and their respective agents, assigns, heirs, executors, successors and     administrators.

8.               Waiver of Rights - No delay or omission by the Company in exercising any right under this letter agreement shall operate as a waiver of that or any other right.  A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

9.               Validity - Should any provision of this letter agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this letter agreement.

10.         Confidentiality - You understand and agree that as a condition for payment to you of the severance benefits herein described, the terms and contents of this letter agreement, and the contents of the negotiations and discussions resulting in this letter agreement, shall be maintained as confidential by you and your agents and representatives and shall not be disclosed except to the extent required by federal or state law or as otherwise agreed to in writing by the Company.

11.         Nature of Agreement - You understand and agree that this letter agreement is a severance agreement and does not constitute an admission of liability or wrongdoing on the part of the Company.

12.         Acknowledgments - You acknowledge that you have been given at least twenty-one (21) days to consider this letter agreement, including Attachment A, B, and C, and that the Company advised you to consult with an attorney of your own choosing prior to signing this letter agreement.  You understand that you may revoke this letter agreement for a period of seven (7) days after you sign this letter agreement, and the letter agreement shall not be effective or enforceable until the expiration of this seven (7) day revocation period.  You understand and agree that by entering into this letter agreement you are waiving any and all rights or claims you might have under The Age Discrimination in Employment Act, as amended by The Older Workers Benefit Protection Act, and that you have received consideration beyond that to which you were previously entitled.

13.         Voluntary Assent - You affirm that no other promises or agreements of any kind have been made to or with you by any person or entity whatsoever to cause you to sign this letter agreement, and that you fully understand the meaning and intent of this letter agreement.  You state and represent that you have had an opportunity to fully discuss and review the terms of this letter agreement with an attorney.  You further state and represent that you have carefully read this letter agreement, including Attachment A, understand the contents herein, freely and voluntarily assent to all of the terms and conditions hereof, and sign your name of your own free act.

14.         Applicable Law - This letter agreement shall be interpreted and construed by the laws of the Commonwealth of Massachusetts, without regard to conflict of laws provisions.  You hereby irrevocably submit to and acknowledge and recognize the jurisdiction of the courts of the Commonwealth of Massachusetts, or if appropriate, a federal court located in Massachusetts (which courts, for purposes of this letter agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this letter agreement or the subject matter hereof.

15.         Entire Agreement - This letter agreement, including Attachment A, contains and constitutes the entire understanding and agreement between the parties hereto with respect to your severance benefits and the settlement of claims against the Company and cancels all previous oral and written negotiations, agreements, commitments, writings in connection therewith. Nothing in this paragraph, however, shall modify, cancel or supersede your obligations set forth in paragraph 4 herein.

16.         Post Termination Transition and Consulting Services.  You agree that, for one year following the Termination Date, you shall make yourself available at the Company’s offices or by telephone for consultation to use your best efforts to assist the Company with the orderly and successful transition of your responsibilities as Senior Vice President, Research to other employees on an as-needed basis upon the Company’s request, for up to 240 hours.  You agree that the Severance Benefits described in Attachment A are being provided to you as consideration for your compliance with all terms and conditions of this letter agreement, including without limitation the post-termination transition responsibilities described herein, and that you are not entitled to any additional compensation or benefit for performing such transition responsibilities. You will be reimbursed for any reasonable and documented out-of-pocket expenses in connection with the above responsibilities and in accordance with the Company’s reimbursement policies then in-effect. Should you be required to travel by airplane on behalf of the Company in performing these duties, the Company will pay you a consulting fee of $2,000 per day and reimburse you for business class airfare (for transcontinental and overseas flights only).

If you have any questions about the matters covered in this letter, please call Linda Petiingell,

Vice President, Human Resources.

Very truly yours,

TRANSKARYOTIC THERAPIES, INC.

By:	/s/Linda H. Pettingell
Linda H. Pettingell

VICE PRESIDENT, HUMAN RESOURCES

I hereby agree to the terms and conditions set forth above and in attachment A.  I have been given at least twenty-one (21) days to consider this agreement and I have chosen to execute this on the date below.  I intend that this letter agreement become a binding agreement between me and the Company if I do not revoke my acceptance in seven (7) days by notifying Linda Pettingell in writing.

/s/ Douglas Treco	Date	May 6, 2003
Douglas Treco

To be returned by May 23, 2003.

ATTACHMENT A

DESCRIPTION OF SEVERANCE BENEFITS

The Company will pay you salary continuation based on your current annual salary of Three Hundred and Eight Thousand dollars ($308,000), less applicable federal and state taxes and withholdings until June 30, 2004.  This component of your severance benefits shall be paid in equal installments in accordance with the Company’s normal payroll schedule, but in no event earlier than the eighth (8th) day after execution of this letter agreement.

Finally, the Company will provide you with up to twelve (12) months of executive outplacement services through Keystone Outplacement Services.  The use of the outplacement services must occur within the eighteen (18) month period following your Termination Date.  The cost of these outplacement services will be paid by the Company.